NEWS RELEASE
FOR IMMEDIATE RELEASE
July 28, 2016
CAPITOL FEDERAL FINANCIAL, INC.
REPORTS THIRD QUARTER FISCAL YEAR 2016 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended June 30, 2016. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which will be filed with the Securities and Exchange Commission ("SEC") on or about August 9, 2016 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $20.6 million, including $532 thousand from the daily leverage strategy;

•	basic and diluted earnings per share of $0.15;

•	annualized loan portfolio growth of 4%;

•	net interest margin of 1.73% (2.09% excluding the effects of the daily leverage strategy); and

•	paid dividends of $44.6 million, or $0.335 per share, including a $0.25 per share True Blue® Capitol dividend.

Comparison of Operating Results for the Three Months Ended June 30, 2016 and March 31, 2016

Net income decreased $976 thousand, or 4.5%, from the quarter ended March 31, 2016 to $20.6 million, or $0.15 per share, for the quarter ended June 30, 2016, due primarily to a decrease in non-interest income. Net income attributable to the daily leverage strategy was $532 thousand during the current quarter compared to $561 thousand for the prior quarter.

Net interest income decreased $608 thousand, or 1.3%, from the prior quarter to $47.9 million for the current quarter. The decrease was due primarily to an increase in interest expense on deposits, specifically an increase in the cost of our certificate of deposit portfolio. The net interest margin decreased five basis points from 1.78% for the prior quarter to 1.73% for the current quarter. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.09% for the current quarter compared to 2.13% for the prior quarter. The four basis point decrease was due mainly to a decrease in yield on loans receivable and the mortgage-backed securities ("MBS") portfolio, along with an increase in the cost of retail certificates of deposit, partially offset by a shift in the mix of interest-earning assets.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter decreased four basis points from the prior quarter, to 2.73%, while the average balance of interest-earning assets increased $125.8 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earning assets would have decreased three basis points from the prior quarter, to 3.19%, while the average balance would have increased $56.6 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,840	$60,732	$108	0.2%
MBS	7,401	7,702	(301)	(3.9)
Federal Home Loan Bank Topeka ("FHLB") stock	3,050	3,006	44	1.5
Cash and cash equivalents	2,730	2,707	23	0.8
Investment securities	1,506	1,485	21	1.4
Total interest and dividend income	$75,527	$75,632	$(105)	(0.1)

The increase in interest income on loans receivable was due to a $80.4 million increase in the average balance of the portfolio, partially offset by a four basis point decrease in the weighted average yield on the portfolio, to 3.58% for the current quarter. The loan growth was largely funded with cash flows from the securities portfolio during the current quarter. The decrease in yield was due primarily to an increase in the amortization of premiums paid for correspondent loans as a result of increased prepayment activity, mainly related to fixed-rate loans in this portfolio.

The decrease in interest income on MBS was due to a 10 basis point decrease in the weighted average yield on the portfolio, to 2.14% for the current quarter. The decrease in the weighted average yield was due mainly to an increase in net premium amortization. During the current quarter, $1.4 million of net premiums on MBS were amortized, which decreased the weighted average yield on the portfolio by 40 basis points. During the prior quarter, $1.1 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 32 basis points.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased one basis point from the prior quarter, to 1.13%, and the average balance of interest-bearing liabilities increased $111.3 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased two basis points from the prior quarter, to 1.29%, and the average balance would have increased $42.0 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB advances	$13,515	$13,729	$(214)	(1.6)%
FHLB line of credit	2,846	2,665	181	6.8
Deposits	9,749	9,213	536	5.8
Repurchase agreements	1,487	1,487	—	—
Total interest expense	$27,597	$27,094	$503	1.9

The decrease in interest expense on FHLB advances was due primarily to a two basis point decrease in the average rate paid on the portfolio, to 2.21% for the current quarter. During the current quarter, a $100.0 million advance with an effective rate of 3.17% matured and was replaced with a $100.0 million advance with a rate of 1.82%. The increase in interest expense on FHLB line of credit borrowings was due mainly to a $76.9 million increase in the average balance, as well as a one basis point increase in the average rate paid on the borrowings, to 0.54% for the current quarter.

The increase in interest expense on deposits was due primarily to a three basis point increase in the weighted average rate paid on the deposit portfolio, to 0.77% for the current quarter, due mainly to an increase in the weighted average rate paid on the certificate of deposit portfolio, as well as a $41.6 million increase in the average balance of the deposit portfolio. The weighted average rate of the retail certificate of deposit portfolio increased six basis points during the current quarter, to 1.39%, due primarily to a full quarter impact of a promotional campaign on Presidents' Day during the prior quarter.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,725	$3,558	$167	4.7%
Income from bank-owned life insurance ("BOLI")	648	1,459	(811)	(55.6)
Insurance commissions	517	1,060	(543)	(51.2)
Loan fees	326	336	(10)	(3.0)
Other non-interest income	213	213	—	—
Total non-interest income	$5,429	$6,626	$(1,197)	(18.1)

The increase in retail fees and charges was due primarily to an increase in debit card income, due in part to seasonality, and an increase in service charges earned. The decrease in income from BOLI was due primarily to the receipt of death benefits during the prior quarter and no such proceeds in the current quarter. The decrease in insurance commissions was due largely to the receipt of annual commissions from certain insurance providers during the prior quarter and no such commissions in the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2016	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,829	$10,288	$541	5.3%
Occupancy, net	2,606	2,616	(10)	(0.4)
Information technology and communications	2,716	2,609	107	4.1
Federal insurance premium	1,377	1,399	(22)	(1.6)
Deposit and loan transaction costs	1,449	1,396	53	3.8
Regulatory and outside services	1,370	1,144	226	19.8
Advertising and promotional	1,053	983	70	7.1
Low income housing partnerships	721	1,321	(600)	(45.4)
Office supplies and related expense	545	584	(39)	(6.7)
Other non-interest expense	661	1,086	(425)	(39.1)
Total non-interest expense	$23,327	$23,426	$(99)	(0.4)

The increase in salaries and employee benefits expense was due primarily to compensation expense on unallocated Employee Stock Ownership Plan ("ESOP") shares related to the $0.25 per share True Blue Capitol dividend paid in June 2016. During the current quarter, $407 thousand of ESOP compensation expense was recognized related to the True Blue Capitol dividend. Similar to the current quarter, this dividend will result in $407 thousand of ESOP compensation expense in the fourth quarter of fiscal year 2016. The increase in regulatory and outside services was due primarily to the timing of external audit fees. The decrease in low income housing partnerships expense was due primarily to a decrease in amortization expense. The decrease in other non-interest expenses was due mainly to a decrease in expenses related to other real estate owned ("OREO") operations, as well as a decrease in deposit account charge-offs related to debit card fraud.

The Company's efficiency ratio was 43.72% for the current quarter compared to 42.46% for the prior quarter. The change in the efficiency ratio was due primarily to a decrease in non-interest income and net interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a lower level of expense.

Income Tax Expense
Income tax expense was $9.5 million for the current quarter compared to $10.2 million for the prior quarter. The decrease between periods was due primarily to a decrease in pre-tax income, as well as to a decrease in the effective income tax rate, from 32.2% for the prior quarter, to 31.6% for the current quarter. The decrease in the effective income tax rate between quarters was primarily a result of higher deductible expenses associated with dividends paid on allocated ESOP shares due to the True Blue Capitol dividend paid in June 2016. Management anticipates the effective tax rate for fiscal year 2016 will be approximately 32%, based on fiscal year 2016 estimates as of June 30, 2016.

Comparison of Operating Results for the Nine Months Ended June 30, 2016 and 2015

For the nine month period ended June 30, 2016, the Company recognized net income of $62.8 million, or $0.47 per share, compared to net income of $59.3 million, or $0.43 per share, for the nine month period ended June 30, 2015. The $3.5 million, or 5.9%, increase in net income was due primarily to a $2.6 million increase in net interest income and a $1.9 million increase in non-interest income, partially offset by a $1.2 million increase in non-interest expense. The $2.6 million, or 1.9%, increase in net interest income from the prior year nine month period was due primarily to a $6.4 million decrease in interest expense on term borrowings, partially offset by a $3.0 million increase in interest expense on deposits.

Net income attributable to the daily leverage strategy was $1.7 million during the current year nine month period, compared to $2.2 million for the prior year nine month period. The decrease in net income attributable to the daily leverage strategy was due to an increase in the average FHLB line of credit borrowings rate, which was a larger increase than the increase in the average yield earned on the cash balances held at the Federal Reserve Bank. The Company's efficiency ratio was 43.40% for the current year nine month period compared to 43.88% for the prior year nine month period.

The net interest margin increased three basis points, from 1.72% for the prior year nine month period to 1.75% for the current year nine month period. Excluding the effects of the daily leverage strategy, the net interest margin would have increased four basis points, from 2.07% for the prior year nine month period, to 2.11% for the current year nine month period. The increase in the net interest margin was due mainly to a decrease in interest expense on term borrowings, partially offset by an increase in interest expense on deposits.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased three basis points, from 2.71% for the prior year nine month period to 2.74% for the current year nine month period, and the average balance of interest-earning assets increased $19.9 million from the prior year nine month period. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earning assets would have decreased one basis point, from 3.22% for the prior year nine month period to 3.21% for the current year nine month period, while the average balance would have increased $38.0 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$181,795	$175,739	$6,056	3.4%
MBS	22,934	28,387	(5,453)	(19.2)
FHLB stock	9,208	9,389	(181)	(1.9)
Cash and cash equivalents	7,057	4,174	2,883	69.1
Investment securities	4,524	5,262	(738)	(14.0)
Total interest and dividend income	$225,518	$222,951	$2,567	1.2

The increase in interest income on loans receivable was due to a $391.4 million increase in the average balance of the portfolio, partially offset by a nine basis point decrease in the weighted average yield on the portfolio, to 3.61% for the current year nine month period. Loan growth was funded through cash flows from the securities portfolio along with deposit growth. The decrease in the weighted average yield was due primarily to loans repricing to lower market rates and the origination and purchase of loans between periods at rates less than the existing portfolio rate, along with an increase in the amortization of premiums paid for correspondent loans as a result of prepayment activity.

The decrease in interest income on the MBS portfolio was due primarily to a $282.8 million decrease in the average balance of the portfolio as cash flows not reinvested were used to fund loan growth. Additionally, the weighted average yield on the MBS portfolio decreased six basis points, from 2.26% during the prior year nine month period to 2.20% for the current year nine month period. The decrease in the weighted average yield was due to an increase in the impact of net premium amortization, as well as the purchase of MBS with yields lower than the weighted average yield on the existing portfolio. Net premium amortization of $3.7 million during the current year nine month period decreased the weighted average yield on the portfolio by 35 basis points. During the prior year nine month period, $4.0 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 32 basis points. As of June 30, 2016, the remaining net balance of premiums on our portfolio of MBS was $14.4 million.

The increase in interest income on cash and cash equivalents was due primarily to a 17 basis point increase in the weighted average yield resulting from an increase in the yield earned on balances held at the Federal Reserve Bank.

The decrease in interest income on investment securities was due primarily to a $95.5 million decrease in the average balance, partially offset by a three basis point increase in the weighted average yield on the portfolio. Cash flows not reinvested in the portfolio were used to fund loan growth.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased two basis points, from 1.13% for the prior year nine month period to 1.11% for the current year nine month period, while the average balance of interest-bearing liabilities increased $142.7 million from the prior year nine month period. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased nine basis points from the prior year nine month period, to 1.28% for the current year nine month period, due primarily to a decrease in the cost of term borrowings, while the average balance of interest-bearing liabilities would have increased $160.8 million due primarily to growth in deposits. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB advances	$41,569	$47,300	$(5,731)	(12.1)%
FHLB line of credit	7,260	3,958	3,302	83.4
Deposits	27,761	24,729	3,032	12.3
Repurchase agreements	4,478	5,136	(658)	(12.8)
Total interest expense	$81,068	$81,123	$(55)	(0.1)

The decrease in interest expense on FHLB advances was due primarily to a 23 basis point decrease in the weighted average rate paid on the portfolio, to 2.23% for the current year nine month period, mainly resulting from the prepayment of a $175.0 million advance between periods with an effective rate of 5.08%, which was replaced with a $175.0 million advance with an effective rate of 2.18%. The increase in interest expense on FHLB line of credit borrowings was due primarily to a 21 basis point increase in the weighted average rate paid on the borrowings.

The increase in interest expense on deposits was due to growth in the portfolio, and a four basis point increase in the weighted average rate, to 0.74% for the current year nine month period. The average balance of the deposit portfolio increased $258.3 million for the current year nine month period, with the majority of the increase in the retail deposit portfolio, specifically the certificates of deposit and checking portfolios.

The decrease in interest expense on repurchase agreements was due to the maturity between periods of a $20.0 million repurchase agreement at a rate of 4.45% that was not replaced.

Provision for Credit Losses
Capitol Federal Savings Bank (the "Bank") did not record a provision for credit losses during the current year nine month period, compared to a provision for credit losses during the prior year nine month period of $771 thousand. No provision for credit losses was recorded during the current year nine month period due to the continued low level of net loan charge-offs and delinquent loan balances. Net loan charge-offs were $131 thousand for the current year nine month period compared to $397 thousand for the prior year nine month period. The improvement in collateral values has assisted in lowering our net charge-off amounts compared to prior years. At June 30, 2016, loans 30 to 89 days delinquent were 0.30% of total loans and loans 90 or more days delinquent or in foreclosure were 0.26% of total loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$11,097	$11,052	$45	0.4%
Income from BOLI	2,810	819	1,991	243.1
Insurance commissions	2,093	2,059	34	1.7
Loan fees	1,004	1,071	(67)	(6.3)
Other non-interest income	617	678	(61)	(9.0)
Total non-interest income	$17,621	$15,679	$1,942	12.4

The increase in income from BOLI was due mainly to the purchase of a new BOLI investment between periods, as well as to the receipt of death benefits in the current year and no such proceeds in the prior year.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$31,604	$31,927	$(323)	(1.0)%
Occupancy, net	7,894	7,437	457	6.1
Information technology and communications	7,883	7,726	157	2.0
Federal insurance premium	4,158	4,092	66	1.6
Deposit and loan transaction costs	4,119	4,065	54	1.3
Regulatory and outside services	4,000	3,867	133	3.4
Advertising and promotional	3,190	2,707	483	17.8
Low income housing partnerships	2,815	3,404	(589)	(17.3)
Office supplies and related expense	2,016	1,560	456	29.2
Other non-interest expense	2,664	2,322	342	14.7
Total non-interest expense	$70,343	$69,107	$1,236	1.8

The increase in occupancy, net expense was due mainly to non-capitalizable costs and depreciation associated with the remodel of the Bank's Kansas City market area operations center. The increase in advertising and promotional expense was due primarily to the timing of media campaigns and sponsorships. The decrease in low income housing partnerships expense was due primarily to impairments of $611 thousand in the prior year period, compared to $85 thousand in the current year period. The increase in office supplies and related expense was due primarily to the purchase of cards enabled with chip card technology. The increase in other non-

interest expense was due largely to higher deposit account charge-offs related to debit card fraud in the current year, along with an increase in expenses related to OREO operations due to an increase in properties with deferred maintenance and damage issues.

Management anticipates that salaries and employee benefits will decrease approximately $500 thousand from fiscal year 2015, a change from our estimate in the previous quarter of a $500 thousand increase from fiscal year 2015. The change in our projection was due mainly to lower than anticipated employee benefit expenses.

The Bank invests in low income housing partnerships that make equity investments in affordable housing properties and is a limited partner in these partnerships. Currently the Bank accounts for these partnerships using the equity method of accounting as two of the Bank's officers are involved in the operational management of the low income housing partnership investment group. It is anticipated that, effective September 30, 2016, those two Bank officers will discontinue their involvement in the operational management of the investment group. Starting October 1, 2016, the Bank will begin using the proportional method of accounting for its low income housing partnership investments. In fiscal year 2017, the Bank will no longer report low income housing partnership expenses in non-interest expense. Rather, the pretax operating losses and related tax benefits of the investments will be reported as a component of income tax expense. If this change would have occurred during fiscal year 2016, the effective income tax rate would have been approximately 250 basis points higher and the efficiency ratio would have been approximately 175 basis points lower.

Income Tax Expense
Income tax expense was $28.9 million for the current year nine month period compared to $28.3 million for the prior year nine month period. The effective tax rate for the current year nine month period was 31.5% compared to 32.3% for the prior year nine month period. The decrease in the effective tax rate was due primarily to an increase in nontaxable income related to BOLI and higher low income housing tax credits in the current fiscal year.

Financial Condition as of June 30, 2016

Total assets were $9.24 billion at June 30, 2016 compared to $9.84 billion at September 30, 2015. The $602.4 million decrease was due primarily to a $619.8 million decrease in cash and cash equivalents and a $36.1 million decrease in FHLB stock, both due to the removal of the entire daily leverage strategy at June 30, 2016 compared to $700.0 million of the daily leverage strategy being in place at September 30, 2015. Additionally, loans receivable, net, increased $214.1 million which was partially offset by a $174.1 million decrease in the securities portfolio. The entire $2.10 billion daily leverage strategy was reinstated on July 1, 2016.

The loans receivable portfolio, net, increased to $6.84 billion at June 30, 2016, from $6.63 billion at September 30, 2015. This growth was primarily funded with cash flows from the securities portfolio and growth in deposits. During the current year nine month period, the Bank originated and refinanced $547.8 million of loans with a weighted average rate of 3.63%, purchased $460.9 million of loans from correspondent lenders with a weighted average rate of 3.50%, and purchased participations of $146.4 million of commercial real estate loans with a weighted average rate of 3.94%.

Total liabilities were $7.86 billion at June 30, 2016 compared to $8.43 billion at September 30, 2015. The $567.0 million decrease was due primarily to a $798.5 million decrease in FHLB borrowings, largely as a result of the removal of the entire daily leverage strategy at June 30, 2016, along with a $100.0 million decrease in term FHLB advances, partially offset by a $252.6 million increase in the deposit portfolio. The growth in deposits was primarily in the retail certificates of deposit, checking, and wholesale certificates of deposit portfolios, which increased $79.3 million, $60.3 million, and $55.9 million, respectively.

Stockholders' equity was $1.38 billion at June 30, 2016 compared to $1.42 billion at September 30, 2015. The $35.4 million decrease between periods was due primarily to the payment of $100.4 million in cash dividends, partially offset by net income of $62.8 million. The cash dividends paid during the current year nine month period consisted of a $0.25 per share cash true-up dividend related to fiscal year 2015 earnings per the Company's dividend policy, a $0.25 per share True Blue Capitol dividend, and three regular quarterly cash dividends totaling $0.255 per share. On July 21, 2016, the Company declared a regular quarterly cash dividend of $0.085 per share, or approximately $11.3 million, payable on August 19, 2016 to stockholders of record as of the close of business on August 5, 2016.

At June 30, 2016, Capitol Federal Financial, Inc., at the holding company level, had $93.6 million on deposit at the Bank. For fiscal year 2016, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	June 30,	September 30,	June 30,
	2016	2015	2015
	(Dollars in thousands)
Stockholders' equity	$1,380,815	$1,416,226	$1,426,723
Equity to total assets at end of period	14.9%	14.4%	15.6%

The following table presents a reconciliation of total to net shares outstanding as of June 30, 2016.

Total shares outstanding	137,235,922
Less unallocated ESOP shares and unvested restricted stock	(4,078,528)
Net shares outstanding	133,157,394

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank and the Company in accordance with regulatory standards. As of June 30, 2016, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at June 30, 2016.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	10.9%	5.0%
Common equity tier 1 capital ratio	28.8	6.5
Tier 1 capital ratio	28.8	8.0
Total capital ratio	29.0	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of June 30, 2016 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,240,932
Unrealized gains on available-for-sale ("AFS") securities	(6,820)
Total tier 1 capital	1,234,112
Allowance for credit losses ("ACL")	9,312
Total capital	$1,243,424

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	September 30,
	2016	2015
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $145,477 and $764,816)	$152,831	$772,632
Securities:
AFS at estimated fair value (amortized cost of $655,349 and $744,708)	666,313	758,171
Held-to-maturity at amortized cost (estimated fair value of $1,214,498 and $1,295,274)	1,188,913	1,271,122
Loans receivable, net (ACL of $9,312 and $9,443)	6,839,123	6,625,027
FHLB stock, at cost	114,425	150,543
Premises and equipment, net	81,928	75,810
Income taxes receivable, net	123	1,071
Other assets	198,119	189,785
TOTAL ASSETS	$9,241,775	$9,844,161

LIABILITIES:
Deposits	$5,085,129	$4,832,520
FHLB borrowings	2,472,026	3,270,521
Repurchase agreements	200,000	200,000
Advance payments by borrowers for taxes and insurance	37,902	61,818
Deferred income tax liabilities, net	25,925	26,391
Accounts payable and accrued expenses	39,978	36,685
Total liabilities	7,860,960	8,427,935

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 137,235,922 and 137,106,822
shares issued and outstanding as of June 30, 2016 and September 30, 2015, respectively	1,372	1,371
Additional paid-in capital	1,153,589	1,151,041
Unearned compensation, ESOP	(40,060)	(41,299)
Retained earnings	259,094	296,739
Accumulated other comprehensive income, net of tax	6,820	8,374
Total stockholders' equity	1,380,815	1,416,226
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,241,775	$9,844,161

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2016	2016	2016	2015
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,840	$60,732	$181,795	$175,739
MBS	7,401	7,702	22,934	28,387
FHLB stock	3,050	3,006	9,208	9,389
Cash and cash equivalents	2,730	2,707	7,057	4,174
Investment securities	1,506	1,485	4,524	5,262
Total interest and dividend income	75,527	75,632	225,518	222,951

INTEREST EXPENSE:
FHLB borrowings	16,361	16,394	48,829	51,258
Deposits	9,749	9,213	27,761	24,729
Repurchase agreements	1,487	1,487	4,478	5,136
Total interest expense	27,597	27,094	81,068	81,123

NET INTEREST INCOME	47,930	48,538	144,450	141,828

PROVISION FOR CREDIT LOSSES	—	—	—	771
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	47,930	48,538	144,450	141,057

NON-INTEREST INCOME:
Retail fees and charges	3,725	3,558	11,097	11,052
Income from BOLI	648	1,459	2,810	819
Insurance commissions	517	1,060	2,093	2,059
Loan fees	326	336	1,004	1,071
Other non-interest income	213	213	617	678
Total non-interest income	5,429	6,626	17,621	15,679

NON-INTEREST EXPENSE:
Salaries and employee benefits	10,829	10,288	31,604	31,927
Occupancy, net	2,606	2,616	7,894	7,437
Information technology and communications	2,716	2,609	7,883	7,726
Federal insurance premium	1,377	1,399	4,158	4,092
Deposit and loan transaction costs	1,449	1,396	4,119	4,065
Regulatory and outside services	1,370	1,144	4,000	3,867
Advertising and promotional	1,053	983	3,190	2,707
Low income housing partnerships	721	1,321	2,815	3,404
Office supplies and related expense	545	584	2,016	1,560
Other non-interest expense	661	1,086	2,664	2,322
Total non-interest expense	23,327	23,426	70,343	69,107
INCOME BEFORE INCOME TAX EXPENSE	30,032	31,738	91,728	87,629
INCOME TAX EXPENSE	9,481	10,211	28,932	28,321
NET INCOME	$20,551	$21,527	$62,796	$59,308

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2016	2016	2016	2015
	(Dollars in thousands, except per share amounts)
Net income	$20,551	$21,527	$62,796	$59,308
Income allocated to participating securities	(11)	(16)	(54)	(93)
Net income available to common stockholders	$20,540	$21,511	$62,742	$59,215

Average common shares outstanding	133,018,908	132,918,277	132,919,316	135,971,846
Average committed ESOP shares outstanding	83,052	41,753	41,601	41,602
Total basic average common shares outstanding	133,101,960	132,960,030	132,960,917	136,013,448

Effect of dilutive stock options	148,751	71,012	104,911	27,254

Total diluted average common shares outstanding	133,250,711	133,031,042	133,065,828	136,040,702

Net earnings per share:
Basic	$0.15	$0.16	$0.47	$0.43
Diluted	$0.15	$0.16	$0.47	$0.43

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	875,390	921,199	906,634	1,253,057

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	June 30, 2016			March 31, 2016			September 30, 2015
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family:
Originated	$4,001,135	3.78%	56.8%	$4,002,874	3.81%	57.6%	$4,010,517	3.84%	59.8%
Correspondent purchased	2,092,608	3.51	29.7	2,016,685	3.52	29.0	1,846,213	3.52	27.5
Bulk purchased	439,954	2.22	6.3	456,876	2.23	6.6	485,682	2.25	7.2
Construction	78,358	3.50	1.1	76,457	3.51	1.1	75,152	3.57	1.1
Total	6,612,055	3.59	93.9	6,552,892	3.61	94.3	6,417,564	3.62	95.6
Commercial:
Permanent	110,601	4.16	1.6	112,414	4.15	1.6	110,938	4.14	1.6
Construction	187,705	4.00	2.7	153,231	3.91	2.2	54,768	4.13	0.8
Total	298,306	4.06	4.3	265,645	4.01	3.8	165,706	4.14	2.4
Total real estate loans	6,910,361	3.61	98.2	6,818,537	3.62	98.1	6,583,270	3.64	98.0

Consumer loans:
Home equity	123,673	5.04	1.7	123,565	5.07	1.8	125,844	5.00	1.9
Other	4,568	4.17	0.1	4,279	4.17	0.1	4,179	4.03	0.1
Total consumer loans	128,241	5.01	1.8	127,844	5.04	1.9	130,023	4.97	2.0
Total loans receivable	7,038,602	3.64	100.0%	6,946,381	3.65	100.0%	6,713,293	3.66	100.0%

Less:
Undisbursed loan funds:
One- to four-family	39,595			42,906			45,696
Commercial	166,237			139,495			44,869
ACL	9,312			9,193			9,443
Discounts/unearned loan fees	24,352			24,347			24,213
Premiums/deferred costs	(40,017)			(38,754)			(35,955)
Total loans receivable, net	$6,839,123			$6,769,194			$6,625,027

Loan Activity: The following tables summarize activity in our loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds, ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following tables because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the three and nine months ended June 30, 2016, the Bank endorsed $36.4 million and $80.5 million of one- to four-family loans, respectively, reducing the average rate on those loans by 95 and 89 basis points, respectively.

	For the Three Months Ended
	June 30, 2016		March 31, 2016		December 31, 2015		September 30, 2015
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,946,381	3.65%	$6,753,249	3.65%	$6,713,293	3.66%	$6,547,702	3.67%
Originated and refinanced:
Fixed	155,179	3.52	117,205	3.65	157,447	3.67	165,646	3.73
Adjustable	44,319	3.61	35,495	3.77	38,117	3.74	51,634	3.59
Purchased and participations:
Fixed	178,762	3.71	249,017	3.68	101,644	3.69	164,397	3.64
Adjustable	24,715	2.90	27,355	2.93	25,861	3.17	65,722	3.69
Repayments	(310,041)		(235,202)		(280,978)		(280,671)
Principal recoveries (charge-offs), net	119		(8)		(242)		(158)
Other	(832)		(730)		(1,893)		(979)
Ending balance	$7,038,602	3.64	$6,946,381	3.65	$6,753,249	3.65	$6,713,293	3.66

	For the Nine Months Ended
	June 30, 2016		June 30, 2015
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,713,293	3.66%	$6,289,519	3.76%
Originated and refinanced:
Fixed	429,831	3.61	440,697	3.55
Adjustable	117,931	3.70	122,540	3.64
Purchased and participations:
Fixed	529,423	3.69	386,631	3.59
Adjustable	77,931	3.00	94,609	2.94
Repayments	(826,221)		(781,197)
Principal charge-offs, net	(131)		(397)
Other	(3,455)		(4,700)
Ending balance	$7,038,602	3.64	$6,547,702	3.67

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2016			June 30, 2016
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$57,702	2.93%	14.3%	$176,597	3.00%	15.3%
> 15 years	240,111	3.66	59.6	605,575	3.73	52.4
Commercial real estate	34,475	4.40	8.6	173,199	4.00	15.0
Home equity	1,452	5.62	0.4	3,230	5.72	0.2
Other	201	8.75	—	653	9.02	0.1
Total fixed-rate	333,941	3.62	82.9	959,254	3.66	83.0

Adjustable-rate:
One- to four-family:
<= 36 months	2,433	2.56	0.6	4,255	2.61	0.4
> 36 months	48,049	2.88	11.9	134,220	2.95	11.6
Commercial real estate	—	—	—	3,376	4.25	0.3
Home equity	17,833	4.72	4.4	51,803	4.63	4.5
Other	719	3.41	0.2	2,208	3.45	0.2
Total adjustable-rate	69,034	3.35	17.1	195,862	3.42	17.0

Total originated, refinanced and purchased	$402,975	3.58	100.0%	$1,155,116	3.62	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$144,287	3.55		$386,355	3.60
Participations - commercial real estate	34,475	4.40		143,068	3.93
Total fixed-rate purchased/participations	178,762	3.71		529,423	3.69

Adjustable-rate:
Correspondent - one- to four-family	24,715	2.90		74,555	2.94
Participations - commercial real estate	—	—		3,376	4.25
Total adjustable-rate purchased/participations	24,715	2.90		77,931	3.00

Total purchased/participation loans	$203,477	3.61		$607,354	3.60

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan at the dates presented. Credit scores are updated at least semiannually, with the last update in March 2016, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	June 30, 2016					March 31, 2016					September 30, 2015
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,001,135	61.2%	767	63%	$131	$4,002,874	61.8%	765	63%	$130	$4,010,517	63.2%	765	64%	$129
Correspondent purchased	2,092,608	32.0	763	68	352	2,016,685	31.1	764	68	348	1,846,213	29.1	764	68	344
Bulk purchased	439,954	6.8	753	64	307	456,876	7.1	753	65	308	485,682	7.7	752	65	310
	$6,533,697	100.0%	765	65	172	$6,476,435	100.0%	764	65	170	$6,342,412	100.0%	764	65	167

The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of June 30, 2016, along with associated weighted average rates. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$27,392	$54,321	$21,306	$103,019	3.31%
Correspondent	14,893	126,771	15,244	156,908	3.62
	$42,285	$181,092	$36,550	$259,927	3.50

Rate	3.11%	3.71%	2.90%

The following table presents originated, refinanced, and correspondent activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2016			June 30, 2016
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$146,590	80%	773	$361,651	78%	769
Refinanced by Bank customers	32,703	69	766	98,086	69	768
Correspondent purchased	169,002	74	761	460,910	74	763
	$348,295	76	766	$920,647	75	766

The following table presents the amount, percent of total, and weighted average rate, by state, for one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the nine month period ended June 30, 2016.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2016			June 30, 2016
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$162,151	46.5%	3.40%	$420,566	45.7%	3.46%
Missouri	66,734	19.2	3.45	175,815	19.1	3.50
Texas	57,316	16.5	3.43	146,303	15.9	3.46
Tennessee	16,340	4.7	3.52	47,921	5.2	3.54
Other states	45,754	13.1	3.39	130,042	14.1	3.47
	$348,295	100.0%	3.42	$920,647	100.0%	3.47

Commercial Real Estate Loans: During the current quarter, the Bank continued to grow its commercial real estate loan portfolio by purchasing a $34.5 million participation in a commercial real estate construction loan. At June 30, 2016, the Bank had $51.6 million of outstanding commercial real estate loan commitments. The Bank intends to continue to grow its commercial real estate loan portfolio through participations with correspondent lenders and other lead banks with which the Bank already has commercial real estate lending relationships.

The following table presents the Bank's commercial real estate loans and commitments by industry classification, as defined by the North American Industry Classification System, as of June 30, 2016.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$56,984	$85,302	$142,286	$—	$142,286	40.7%
Health care and social assistance	11,896	44,857	56,753	—	56,753	16.2
Real estate rental and leasing	14,602	534	15,136	38,000	53,136	15.2
Arts, entertainment, and recreation	—	34,475	34,475	—	34,475	9.8
Multi-family	18,134	1,068	19,202	4,800	24,002	6.9
Retail trade	19,134	—	19,134	4,726	23,860	6.8
Other	11,320	—	11,320	4,086	15,406	4.4
	$132,070	$166,236	$298,306	$51,612	$349,918	100.0%

The following table summarizes the Bank's commercial real estate loans by state as of June 30, 2016.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Texas	$28,194	$86,380	$114,574	$38,000	$152,574	43.6%
Missouri	33,649	44,857	78,506	9,526	88,032	25.2
Kansas	44,635	34,475	79,110	—	79,110	22.6
Colorado	14,872	524	15,396	—	15,396	4.4
Arkansas	8,306	—	8,306	—	8,306	2.4
California	2,414	—	2,414	4,086	6,500	1.8
	$132,070	$166,236	$298,306	$51,612	$349,918	100.0%

The following table presents the Bank's commercial real estate loan portfolio and outstanding commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding commitment amount, as of June 30, 2016.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$157,710
>$15 to $30 million	2	54,528
>$10 to $15 million	3	38,382
>$5 to $10 million	3	26,812
$1 to $5 million	23	67,869
Less than $1 million	14	4,617
	49	$349,918

Asset Quality

Economic conditions in the Bank's local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans. As of June 2016, the unemployment rate was 3.8% for Kansas and 4.5% for Missouri, compared to the national average of 4.9%, based on information from the Bureau of Labor Statistics.

The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at June 30, 2016, approximately 76% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately five months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	June 30, 2016		March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	141	$12,962	139	$14,336	159	$14,277	158	$16,955	150	$16,320
Correspondent purchased	10	2,561	8	2,307	10	3,033	8	2,344	15	4,741
Bulk purchased	27	4,703	26	6,005	35	7,805	32	7,259	30	6,249
Consumer:
Home equity	33	548	33	631	36	730	32	703	34	646
Other	11	55	5	28	13	88	11	17	18	80
	222	$20,829	211	$23,307	253	$25,933	241	$27,278	247	$28,036
30 to 89 days delinquent loans
to total loans receivable, net		0.30%		0.34%		0.39%		0.41%		0.43%

	Non-Performing Loans and OREO at:
	June 30, 2016		March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	74	$8,539	72	$8,016	75	$9,900	66	$6,728	70	$6,180
Correspondent purchased	2	652	3	864	—	—	1	394	1	67
Bulk purchased	32	8,017	33	7,483	32	7,199	36	8,898	29	7,577
Consumer:
Home equity	20	437	26	622	28	574	24	497	19	443
Other	6	17	8	26	9	25	4	12	5	16
	134	17,662	142	17,011	144	17,698	131	16,529	124	14,283
Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	70	6,939	72	7,667	75	7,661	77	9,004	71	9,224
Correspondent purchased	8	2,872	4	825	1	24	1	25	2	398
Bulk purchased	—	—	1	80	1	81	1	82	5	959
Consumer:
Home equity	11	263	9	151	14	259	12	295	10	219
Other	1	7	1	8	—	—	—	—	—	—
	90	10,081	87	8,731	91	8,025	91	9,406	88	10,800
Total non-performing loans	224	27,743	229	25,742	235	25,723	222	25,935	212	25,083

Non-performing loans as a percentage of total loans(2)		0.41%		0.38%		0.39%		0.39%		0.39%

OREO:
One- to four-family:
Originated(3)	14	$1,142	22	$1,364	25	$1,410	29	$1,752	28	$1,920
Correspondent purchased	1	499	1	499	1	499	1	499	2	714
Bulk purchased	5	1,413	8	2,694	6	2,247	2	796	4	1,019
Consumer:
Home equity	—	—	1	9	1	26	1	8	2	17
Other(4)	1	1,278	1	1,278	1	1,278	1	1,278	1	1,278
	21	4,332	33	5,844	34	5,460	34	4,333	37	4,948
Total non-performing assets	245	$32,075	262	$31,586	269	$31,183	256	$30,268	249	$30,031

Non-performing assets as a percentage of total assets		0.35%		0.34%		0.34%		0.31%		0.33%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. At June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015, and June 30, 2015, this amount was comprised of $2.8 million, $1.8 million, $2.2 million, $2.2 million, and $3.4 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $7.3 million, $6.9 million, $5.8 million, $7.2 million, and $7.4 million, respectively, of loans that were current.

(2)
Excluding loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current, non-performing loans as a percentage of total loans were 0.26%, 0.25%, 0.27%, 0.25%, and 0.22%, at June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015, and June 30, 2015, respectively.

(3)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(4)	Represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	June 30,		March 31,	December 31,	September 30,	June 30,
	2016		2016	2015	2015	2015
	(Dollars in thousands)
Balance at beginning of period	$9,193		$9,201	$9,443	$9,601	$9,406
Charge-offs:
One- to four-family:
Originated	(23)		(17)	(57)	(175)	(108)
Correspondent purchased	—		—	—	—	—
Bulk purchased	(54)		(38)	(175)	(7)	(28)
Commercial real estate	—		—	—	—	—
Construction	—		—	—	—	—
Home equity	(49)		(16)	(18)	(1)	(7)
Other consumer	—		(4)	—	—	(14)
Total charge-offs	(126)		(75)	(250)	(183)	(157)
Recoveries:
One- to four-family:
Originated	17		39	3	11	12
Correspondent purchased	—		—	—	—	—
Bulk purchased	222		18	—	—	—
Commercial real estate	—		—	—	—	—
Construction	—		—	—	—	—
Home equity	6		10	5	14	17
Other consumer	—		—	—	—	—
Total recoveries	245		67	8	25	29
Net recoveries (charge-offs)	119		(8)	(242)	(158)	(128)
Provision for credit losses	—		—	—	—	323
Balance at end of period	$9,312		$9,193	$9,201	$9,443	$9,601

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%		—%	—%	—%	—%
Ratio of net (recoveries) charge-offs during the
period to average non-performing assets	(0.38)		0.03	0.79	0.52	0.41
ACL to non-performing loans at end of period	33.57		35.71	35.77	36.41	38.28
ACL to loans receivable, net at end of period	0.14		0.14	0.14	0.14	0.15
ACL to net charge-offs (annualized)	N/M	(1)	294.7x	9.5x	15.0x	18.7x

(1)	The ACL coverage ratio is not presented for the time period noted due to loan recoveries exceeding loan charge-offs for the period presented.

	For the Nine Months Ended
	June 30,
	2016	2015
	(Dollars in thousands)
Balance at beginning of period	$9,443	$9,227
Charge-offs:
One- to four-family:
Originated	(97)	(249)
Correspondent purchased	—	(11)
Bulk purchased	(267)	(221)
Commercial real estate	—	—
Construction	—	—
Home equity	(83)	(28)
Other consumer	(4)	(43)
Total charge-offs	(451)	(552)
Recoveries:
One- to four-family:
Originated	59	45
Correspondent purchased	—	—
Bulk purchased	240	58
Commercial real estate	—	—
Construction	—	—
Home equity	21	50
Other consumer	—	2
Total recoveries	320	155
Net charge-offs	(131)	(397)
Provision for credit losses	—	771
Balance at end of period	$9,312	$9,601

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	0.01%
Ratio of net charge-offs during the
period to average non-performing assets	0.42	1.34
ACL to non-performing loans at end of period	33.57	38.28
ACL to loans receivable, net at end of period	0.14	0.15
ACL to net charge-offs (annualized)	53.4x	18.2x

Troubled Debt Restructurings ("TDRs") - The following table presents the Company's TDRs, based on accrual status, at the dates indicated.

	At
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
	(Dollars in thousands)
Accruing TDRs	$21,663	$24,239	$24,956	$24,331	$25,444
Nonaccrual TDRs(1)	16,497	14,986	13,983	15,511	14,653
Total TDRs	$38,160	$39,225	$38,939	$39,842	$40,097

(1)	Nonaccrual TDRs are included in the non-performing loan table above.

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolio, at amortized cost, at the dates indicated. The majority of our MBS and investment securities portfolio are composed of securities issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 77% of these portfolios at June 30, 2016. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	June 30, 2016			March 31, 2016			September 30, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$903,550	2.19%	3.1	$968,006	2.23%	3.3	$1,047,637	2.24%	3.2
GSE debentures	471,143	1.16	0.8	471,215	1.14	1.3	525,376	1.14	1.6
Municipal bonds	36,278	1.78	2.5	37,248	1.80	2.6	38,214	1.87	2.9
Total fixed-rate securities	1,410,971	1.84	2.3	1,476,469	1.87	2.6	1,611,227	1.87	2.7

Adjustable-rate securities:
MBS	431,128	2.25	5.6	458,350	2.31	5.9	402,417	2.22	5.3
Trust preferred securities	2,163	1.91	21.0	2,169	1.89	21.2	2,186	1.59	21.7
Total adjustable-rate securities	433,291	2.25	5.7	460,519	2.30	6.0	404,603	2.21	5.4
Total securities portfolio	$1,844,262	1.93	3.1	$1,936,988	1.97	3.4	$2,015,830	1.94	3.2

MBS: The following tables summarize the activity in our MBS portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	June 30, 2016			March 31, 2016			December 31, 2015			September 30, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,436,774	2.25%	4.1	$1,376,119	2.26%	3.9	$1,462,539	2.24%	3.8	$1,565,184	2.25%	3.9
Maturities and repayments	(90,291)			(80,544)			(83,835)			(99,840)
Net amortization of (premiums)/discounts	(1,387)			(1,091)			(1,188)			(1,362)
Purchases:
Fixed	—	—	—	42,827	1.83	4.1	—	—	—	—	—	—
Adjustable	—	—	—	100,133	2.02	5.4	—	—	—	—	—	—
Change in valuation on AFS securities	(615)			(670)			(1,397)			(1,443)
Ending balance - carrying value	$1,344,481	2.21	3.9	$1,436,774	2.25	4.1	$1,376,119	2.26	3.9	$1,462,539	2.24	3.8

	For the Nine Months Ended
	June 30, 2016			June 30, 2015
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,462,539	2.24%	3.8	$1,802,547	2.32%	4.2
Maturities and repayments	(254,670)			(276,489)
Net amortization of (premiums)/discounts	(3,666)			(4,002)
Purchases:
Fixed	42,827	1.83	4.1	45,669	1.62	4.1
Adjustable	100,133	2.02	5.4	—	—	—
Change in valuation on AFS securities	(2,682)			(2,541)
Ending balance - carrying value	$1,344,481	2.21	3.9	$1,565,184	2.25	3.9

Investment Securities: The following tables summarize the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	June 30, 2016			March 31, 2016			December 31, 2015			September 30, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$511,491	1.19%	1.5	$460,829	1.24%	2.6	$566,754	1.19%	1.8	$641,532	1.18%	2.5
Maturities and calls	(25,873)			(27,201)			(104,155)			(76,387)
Net amortization of (premiums)/discounts	(115)			(106)			(101)			(70)
Purchases:
Fixed	24,940	1.56	0.5	74,987	0.93	0.8	1,432	1.35	5.6	—	—	—
Change in valuation on AFS securities	302			2,982			(3,101)			1,679
Ending balance - carrying value	$510,745	1.21	1.1	$511,491	1.19	1.5	$460,829	1.24	2.6	$566,754	1.19	1.8

	For the Nine Months Ended
	June 30, 2016			June 30, 2015
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$566,754	1.19%	1.8	$590,942	1.15%	3.0
Maturities and calls	(157,229)			(112,132)
Net amortization of (premiums)/discounts	(322)			(215)
Purchases:
Fixed	101,359	1.09	0.8	158,401	1.21	2.1
Change in valuation on AFS securities	183			4,536
Ending balance - carrying value	$510,745	1.21	1.1	$641,532	1.18	2.5

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	June 30, 2016			March 31, 2016			September 30, 2015
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Noninterest-bearing checking	$209,358	—%	4.1%	$211,068	—%	4.1%	$188,007	—%	3.9%
Interest-bearing checking	589,668	0.05	11.6	604,790	0.05	11.8	550,741	0.05	11.4
Savings	335,403	0.20	6.6	330,467	0.17	6.5	311,670	0.16	6.4
Money market	1,182,255	0.24	23.3	1,165,592	0.23	22.8	1,148,935	0.23	23.8
Retail certificates of deposit	2,400,141	1.41	47.2	2,421,622	1.38	47.3	2,320,804	1.29	48.0
Public units	368,304	0.65	7.2	386,290	0.56	7.5	312,363	0.40	6.5
	$5,085,129	0.78	100.0%	$5,119,829	0.77	100.0%	$4,832,520	0.72	100.0%

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of June 30, 2016:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$784,762	$193,979	$966	$—	$979,707	0.66%
1.00 – 1.99%	301,156	463,960	369,817	483,457	1,618,390	1.60
2.00 – 2.99%	7,166	162	1,494	161,210	170,032	2.24
3.00 – 3.99%	207	109	—	—	316	3.12
	$1,093,291	$658,210	$372,277	$644,667	$2,768,445	1.31

Percent of total	39.5%	23.8%	13.4%	23.3%
Weighted average rate	0.85	1.26	1.58	1.96
Weighted average maturity (in years)	0.5	1.4	2.5	3.8	1.7
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.9

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of June 30, 2016. A $100.0 million FHLB advance with an effective rate of 0.83% is scheduled to mature in late July 2016. The Bank does not intend to renew or replace this advance.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2016	$100,000	$—	0.83%	0.83%
2017	500,000	—	2.69	2.72
2018	375,000	100,000	2.35	2.64
2019	400,000	—	1.62	1.62
2020	250,000	100,000	2.18	2.18
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
2023	100,000	—	1.82	1.82
	$2,475,000	$200,000	2.18	2.24

(1)	The effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit deposit amounts, and term borrowings for the next four quarters as of June 30, 2016.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
September 30, 2016	$195,883	0.90%	$124,753	0.48%	$100,000	0.83%	$420,636	0.76%
December 31, 2016	226,665	0.97	93,505	0.53	100,000	0.78	420,170	0.83
March 31, 2017	153,509	0.91	35,038	0.68	—	—	188,547	0.87
June 30, 2017	223,508	1.05	40,430	0.70	300,000	3.24	563,938	2.19
	$799,565	0.97	$293,726	0.55	$500,000	2.26	$1,593,291	1.30

The following tables present term borrowing activity for the periods shown, which includes FHLB advances, at par, and repurchase agreements. Line of credit activity is excluded from the following tables. The weighted average effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. Rates on new borrowings are fixed-rate. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	June 30, 2016			March 31, 2016			December 31, 2015			September 30, 2015
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,675,000	2.29%	3.0	$2,675,000	2.29%	3.2	$2,775,000	2.29%	3.3	$2,795,000	2.49%	3.3
Maturities and prepayments:
FHLB advances	(100,000)	3.17		—	—		(200,000)	1.94		(175,000)	5.08
Repurchase agreements	—	—		—	—		—	—		(20,000)	4.45
New borrowings:
FHLB advances	100,000	1.82	7.0	—	—	—	100,000	1.45	3.0	175,000	2.18	3.0
Ending balance	$2,675,000	2.24	3.0	$2,675,000	2.29	3.0	$2,675,000	2.29	3.2	$2,775,000	2.29	3.3

	For the Nine Months Ended
	June 30, 2016			June 30, 2015
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,775,000	2.29%	3.3	$2,795,000	2.45%	2.8
Maturities and prepayments:
FHLB advances	(300,000)	2.35		(600,000)	1.88
New borrowings:
FHLB advances	200,000	1.64	5.0	600,000	2.06	6.0
Ending balance	$2,675,000	2.24	3.0	$2,795,000	2.49	3.3

Average Rates and Lives

At June 30, 2016, the Bank's one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $1.15 billion, or 12.5% of total assets, compared to $1.05 billion, or 11.3% of total assets, at March 31, 2016. The increase in the one-year gap amount was due primarily to a decrease in the amount of non-maturity deposits expected to reprice over the 12-month horizon, partially offset by an increase in borrowings scheduled to mature. The decrease in the amount of non-maturity deposits expected to reprice was due to the utilization of a new deposit study within our interest rate risk model during the current quarter. The deposit study analyzed historical behavior of the Bank’s non-maturity deposits to predict the future balances of these accounts, which resulted in increasing the expected average lives of non-maturity deposits.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. As interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers have less economic incentive to modify their cost of borrowings. If interest rates were to increase 200 basis points, as of June 30, 2016, the Bank's one-year gap is projected to be $195.1 million, or 2.1% of total assets. This compares to a one-year gap of $225.1 million, or 2.4% of total assets, if interest rates were to have increased 200 basis points as of March 31, 2016.

The gap position of the Bank has been managed over the past several years in anticipation of higher interest rates. Because of the on-balance sheet strategies implemented over the past several years of lengthening FHLB advances, increasing rates offered on longer-term certificate of deposit products, purchasing shorter term agency debentures, and focusing on the long-term value of the balance sheet through the measurement and management of our market value of portfolio equity, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	June 30, 2016
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$510,745	1.21%	1.1	27.5%	5.6%
MBS - fixed	906,775	2.19	3.1	48.9	9.9
MBS - adjustable	437,706	2.25	5.6	23.6	4.8
Total investment securities and MBS	1,855,226	1.93	3.1	100.0%	20.3
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,239,954	3.18	3.7	17.6%	13.5
> 15 years	4,104,395	3.95	5.3	58.3	44.8
All other fixed-rate loans	338,380	4.11	2.9	4.8	3.7
Total fixed-rate loans	5,682,729	3.79	4.8	80.7	62.0
Adjustable-rate one- to four-family:
<= 36 months	303,600	1.82	3.6	4.3	3.3
> 36 months	885,748	2.95	2.7	12.6	9.7
All other adjustable-rate loans	166,525	4.42	1.6	2.4	1.8
Total adjustable-rate loans	1,355,873	2.87	2.7	19.3	14.8
Total loans receivable	7,038,602	3.61	4.4	100.0%	76.8
FHLB stock	114,425	5.98	3.0		1.2
Cash and cash equivalents	152,831	0.49	—		1.7
Total interest-earning assets	$9,161,084	3.25	4.0		100.0%

Non-maturity deposits	$2,316,684	0.16	8.4	45.6%	29.8%
Certificates of deposit	2,768,445	1.31	1.7	54.4	35.7
Total deposits	5,085,129	0.78	4.8	100.0%	65.5
Term borrowings	2,675,000	2.24	3.0		34.5
Total interest-bearing liabilities	$7,760,129	1.28	4.2		100.0%

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at June 30, 2016. At June 30, 2016, the daily leverage strategy was not in place, so the yields/rates presented at June 30, 2016 in the tables below do not reflect the effects of the daily leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Nine Months Ended
	June 30, 2016	June 30, 2016			June 30, 2015
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.61%	$6,721,845	$181,795	3.61%	$6,330,461	$175,739	3.70%
MBS(2)	2.21	1,391,441	22,934	2.20	1,674,246	28,387	2.26
Investment securities(2)(3)	1.21	497,794	4,524	1.21	593,268	5,262	1.18
FHLB stock	5.98	205,434	9,208	5.99	209,749	9,389	5.98
Cash and cash equivalents	0.49	2,167,680	7,057	0.43	2,156,567	4,174	0.26
Total interest-earning assets(1)(2)	3.25	10,984,194	225,518	2.74	10,964,291	222,951	2.71
Other noninterest-earning assets		290,854			231,154
Total assets		$11,275,048			$11,195,445

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$781,509	218	0.04	$723,699	204	0.04
Savings	0.20	323,300	464	0.19	304,716	335	0.15
Money market	0.24	1,168,086	2,054	0.23	1,147,014	1,999	0.23
Retail certificates	1.41	2,356,566	23,628	1.34	2,251,608	20,840	1.24
Wholesale certificates	0.65	370,784	1,397	0.50	314,942	1,351	0.57
Total deposits	0.78	5,000,245	27,761	0.74	4,741,979	24,729	0.70
FHLB advances(4)	2.18	2,491,414	41,569	2.23	2,571,417	47,300	2.46
FHLB line of credit	—	2,056,570	7,260	0.46	2,072,162	3,958	0.25
FHLB borrowings	2.18	4,547,984	48,829	1.43	4,643,579	51,258	1.47
Repurchase agreements	2.94	200,000	4,478	2.94	220,000	5,136	3.08
Total borrowings	2.24	4,747,984	53,307	1.49	4,863,579	56,394	1.55
Total interest-bearing liabilities	1.28	9,748,229	81,068	1.11	9,605,558	81,123	1.13
Other noninterest-bearing liabilities		118,180			107,457
Stockholders' equity		1,408,639			1,482,430
Total liabilities and stockholders' equity		$11,275,048			$11,195,445

Net interest income(5)			$144,450			$141,828
Net interest rate spread(6)	1.97			1.63			1.58
Net interest-earning assets		$1,235,965			$1,358,733
Net interest margin(7)				1.75			1.72
Ratio of interest-earning assets
to interest-bearing liabilities				1.13x			1.14x

Selected performance ratios:
Return on average assets (annualized)				0.74%			0.71%
Return on average equity (annualized)				5.94			5.33
Average equity to average assets				12.49			13.24
Operating expense ratio(8)				0.83			0.82
Efficiency ratio(9)				43.40			43.88
Pre-tax yield on daily leverage strategy(10)				0.16			0.21

Selected performance ratios, excluding the effects of the daily leverage strategy:
Net interest margin				2.11			2.07
Return on average assets (annualized)				0.88			0.84
Return on average equity (annualized)				5.79			5.14

	For the Three Months Ended
	June 30, 2016			March 31, 2016
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$6,797,602	$60,840	3.58%	$6,717,174	$60,732	3.62%
MBS(2)	1,386,470	7,401	2.14	1,374,917	7,702	2.24
Investment securities(2)(3)	501,757	1,506	1.20	488,493	1,485	1.22
FHLB stock	204,870	3,050	5.99	202,006	3,006	5.98
Cash and cash equivalents	2,160,016	2,730	0.50	2,142,320	2,707	0.50
Total interest-earning assets(1)(2)	11,050,715	75,527	2.73	10,924,910	75,632	2.77
Other noninterest-earning assets	290,258			295,430
Total assets	$11,340,973			$11,220,340

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$801,782	74	0.04	$785,149	72	0.04
Savings	333,067	156	0.19	323,572	168	0.21
Money market	1,174,471	686	0.23	1,170,684	683	0.23
Retail certificates	2,401,381	8,287	1.39	2,357,389	7,805	1.33
Wholesale certificates	360,026	546	0.61	392,286	485	0.50
Total deposits	5,070,727	9,749	0.77	5,029,080	9,213	0.74
FHLB advances(4)	2,464,094	13,515	2.21	2,471,404	13,729	2.23
FHLB line of credit	2,084,616	2,846	0.54	2,007,692	2,665	0.53
FHLB borrowings	4,548,710	16,361	1.44	4,479,096	16,394	1.47
Repurchase agreements	200,000	1,487	2.94	200,000	1,487	2.94
Total borrowings	4,748,710	17,848	1.51	4,679,096	17,881	1.53
Total interest-bearing liabilities	9,819,437	27,597	1.13	9,708,176	27,094	1.12
Other noninterest-bearing liabilities	111,382			110,635
Stockholders' equity	1,410,154			1,401,529
Total liabilities and stockholders' equity	$11,340,973			$11,220,340

Net interest income(5)		$47,930			$48,538
Net interest rate spread(6)			1.60			1.65
Net interest-earning assets	$1,231,278			$1,216,734
Net interest margin(7)			1.73			1.78
Ratio of interest-earning assets
to interest-bearing liabilities			1.13x			1.13x

Selected performance ratios:
Return on average assets (annualized)			0.72%			0.77%
Return on average equity (annualized)			5.83			6.14
Average equity to average assets			12.43			12.49
Operating expense ratio(8)			0.82			0.84
Efficiency ratio(9)			43.72			42.46
Pre-tax yield on daily leverage strategy(10)			0.15			0.16

Selected performance ratios, excluding the effects of the daily leverage strategy:
Net interest margin			2.09			2.13
Return on average assets (annualized)			0.86			0.91
Return on average equity (annualized)			5.68			5.98

(1)
Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $37.6 million and $36.6 million for the nine months ended June 30, 2016 and 2015, respectively, and $36.6 million and $37.9 million for the quarters ended June 30, 2016 and March 31, 2016, respectively.

(4)	The balance and rate of FHLB advances are stated net of deferred prepayment penalties.

(5)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(8)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(9)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(10)
The pre-tax yield on the daily leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.